Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form S-1 of our report, which includes an explanatory paragraph relating to Innovive Pharmaceuticals, Inc.’s ability to continue as a going concern, dated March 22, 2006, on our audits of the financial statements of Innovive Pharmaceuticals, Inc. as of December 31, 2005 and 2004, and for the year ended December 31, 2005, the period from March 24, 2004 (inception) to December 31, 2004 and the period from March 24, 2004 (inception) to December 31, 2005. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J. H. Cohn LLP

Roseland, New Jersey

August 4, 2006